Exhibit 99.1

SLINGER BAG ANNOUNCES EXCLUSIVE DISTRIBUTION AGREEMENT WITH FK SPORTS FOR NORDIC REGION

Deal represents next stage in global expansion

BALTIMORE- June 10th, 2020 - Slinger Bag Inc. (OTC:SLBG): Slinger Bag, the sports brand focused on innovating game improvement equipment for all ball sports, with an initial focus on the global tennis market, has announced an exclusive distribution agreement with FK Sports Nordic, a leader in the Nordic racquet sport business as its exclusive Nordic distribution partner. The new agreement covers Denmark, Norway, Sweden and Finland and comes into immediate effect for an initial 5-year term.

The primary distribution focus will be on building Slinger brand awareness and driving revenue growth with the revolutionary Slinger Bag portable tennis ball launcher, recently hailed by Wired Magazine as “The most ingenious bit of tennis kit to have been invented since the racquet”. Endorsed by doubles legends the Bryan Brothers, the Slinger Bag Launcher has been designed for tennis players of all abilities, offering a 24/7 training partner that ensures you will never have to miss a day of practice again. It is the ideal on-court tool regardless of court setting, age or ability. It is the most affordable performance product of its kind and, in a period when training in self-isolation is essential, Slinger provides the solution.

According to Palle Bank Andersen, Partner of FK Sports Nordic “We believe that the Slinger Bag is an innovative new product that can be used by tennis enthusiasts at any level, and based on the initial reaction from players around the world we anticipate tremendous demand throughout our distribution network, which includes tennis dealers, coaches, clubs, retailers, federations and consumers.”

Slinger Bag Inc. CEO Mike Ballardie says: “This is an important distribution agreement for Slinger to secure as the Nordic countries are key tennis markets and form an integral part of our European growth plans. FK Sports Nordic are an ideal partner for Slinger Bag as they are an established tennis distribution business with a strong and wide-ranging connection to Nordic tennis players, federations and key clubs and academies. Importantly for me they fully appreciate the scale of the opportunity that Slinger Bag brings to their brand portfolio.”

Slinger Bag isn’t just an incredible ball launcher, it is also a multi-functional tennis bag with storage to transport 72 tennis balls, racquet, tennis gear and footwear, personal items, towel and drinks bottle. With the help of the integrated USB charger users can also charge their mobile phone and take videos of their Slinger Bag battles using the mobile phone camera holder and ultimately share their drills and practices with other users over the Slingerbag.com platform. At full charge and under average user conditions, the Slinger Bag has a battery life of up-to five hours, providing plenty of time for training, drills or teaching lessons.

Weighing in at just 15kg (empty), the patent pending Slinger Bag is both lightweight and highly portable. It can be rolled and easily stored in even the trunk of the smallest smart car. Slinger Bag can be set up on court and ready to start launching balls within a minute using its remote control. The inclusion of the Telescopic Ball Tube, ensures that the collection of the balls at the end of a session becomes more simplified and efficient, meaning more playing time and less time retrieving.

More information about Slinger Bag can be found at www.slingerbag.com

For more information about FK Sports contact +45 39270644 or pba@frihavnsko.dk

ENDS

For further information contact The Slinger Bag Press Office on +44(0)2079407170

Joe Murgatroyd joe@brandnation.co.uk +44(0)207 940 7294 or email Press@slingerbag.com

About Slinger Bag®

Slinger® is a new sports brand focused on delivering innovative, game improvement technologies and equipment across all Ball Sport categories. With the vision to become a next-generation sports consumer products company, Slinger® enhances the skill and enjoyment levels of players of all ages and abilities.

Slinger® is initially focused on building its brand within the global Tennis market, through its patent pending Slinger® Tennis Ball Launcher and Accessories. Slinger® is primed to continue to disrupt what are traditional global markets with its highly transportable, versatile and affordable Slinger® Launcher.

About FK Sports Nordic

Founded in 1986 and based in Holbaek, Denmark, FK Sports Nordic specialises in selling and distributing major racquet sport brands to the Nordic market. A leading player in the Nordic racquet sport market, the company has worked for many years with the different racket sports National Federations and participated in both national and international activities (Davis Cup, ATP and other important events).

At a grassroots level, FK Sports Nordic undertakes a lot of racquet tests and stringing service activities, whilst working continuously to set up collaborations with tennis, padel and squash clubs in the Nordics.

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Forward-Looking Statements

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